Exhibit 21

MOTOROLA, INC.

LISTING OF MAJOR SUBSIDIARIES

12/31/2009

Motorola Australia Proprietary Limited	Austrailia
TETRON Sicherheitsnetz Einrichtungs- und BetriebsgmbH	Austria
Motorola Industrial Ltda.	Brazil
Motorola Canada Limited	Canada
Motorola (China) Electronics Ltd.	China
China-MCEL-Beijing	China
Hangzhou Motorola Cellular Equipment Co. Ltd.	China
Motorola (China) Investment Ltd.	China
Dansk Beredsskabskommunikation A/S	Denmark
Motorola S.A.S	France
Motorola G.m.b.h.	Germany
Motorola Asia Limited	Hong Kong
Motorola India Private Limited	India
Motorola Israel Ltd.	Israel
Motorola South Israel Limited	Israel
MIRS Communications Limited	Israel
Motorola Japan Limited	Japan
Motorola LMR Holding KK	Japan
MV I LLC	Japan
Vertex Standard Co. Ltd.	Japan
Motorola Korea, Inc.	Korea
Motorola Technology Sdn. Bhd.	Malaysia
Motorola de Mexico, S.A.	Mexico
Motorola Arabia, Inc.	Saudi Arabia
Motorola Electronics Pte. Limited	Singapore
Motorola Asia Treasury Pte. Ltd.	Singapore
Motorola Trading Center Pte. Ltd.	Singapore
Kreatel Communications A.B.	Sweden
Motorola Electronics Taiwan, Limited	Taiwan
General Instrument of Taiwan Ltd.	Taiwan
Motorola Turkey - MTTSL	Turkey
Motorola Limited	UK
Motorola Finance EMEA Limited	UK
Quantum Bridge Communications, Inc.	US
Symbol Technologies, Inc.	US
Telxon Corporation	US
AirDefense, Inc.	US
General Instrument Corporation	US
River Delta Networks, Inc.	US
Synchronous, Inc.	US
Netopia, Inc.	US
Symbol Technologies Finance, Inc.	US
MeshNetworks, Inc.	US
Broadbus Technologies, Inc.	US
Motorola Credit Corporation	US
Motorola Receivables Corporation	US